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CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.19

HEALTHETECH, INC.
UNITED STATES SALES & DISTRIBUTION AGREEMENT

        This Agreement is made as of December 21, 2001 (the "Effective Date") by and between: HEALTHETECH, INC., which has its primary place of business located at 523 Park Point Drive, Third Floor, Golden, CO 80401 USA (hereinafter "MANUFACTURER") and US WELLNESS, Inc. which has its primary place of business located at 702 Russell Ave., Suite 100, Gaithersburg, MD 20877 USA (hereinafter "DISTRIBUTOR").

        1.    Purpose.    MANUFACTURER has developed and manufacturers the BodyGem™ Metabolic Meter as hereinafter defined, and possesses all trade secret, trademark, patent, and other intellectual property rights associated with the Products. DISTRIBUTOR has executed an exclusive relationship with Giant Food Stores and desires to obtain certain rights to act as the seller of Products to Specific Target Customers in the United States.

        2.    Definitions.

          (a)  "Products," as used in this Agreement is defined as the performance of, and promotion of, personal resting metabolic rate measurement services by DISTRIBUTOR's employees at DISTRIBUTOR's Wellness Centers located inside Giant Food Store Pharmacy locations using MANUFACTURER'S BodyGem™Metabolic Meter, a handheld indirect calorimeter used for the purpose of measuring personal metabolism (resting metabolic rate or "RMIR"), and its associated single-use disposable breathing inserts (ergonomic mouthpieces and face masks), noseclips and training video tapes. "Products" shall also mean BalanceLog™ software for Palm OS and Windows; and the GlucoPilot™ software for Palm OS.

          (b)  "Specific Target Customers," as used in this Agreement, means retail Giant Food Store grocery chain pharmacy establishments in the United States.

        3.    Distributorship Grants.

          (a)  Subject to the terms of this Agreement, MANUFACTURER hereby grants DISTRIBUTOR an exclusive, non-sublicenseable and non-transferable license to sell Products from DISTRIBUTOR's Wellness Center retail establishments located inside Giant Food Store Pharmacy locations to Specific Target Customers. This grant specifically excludes any right to resell BodyGem Metabolic Measurement devices to individual consumers of otherwise.

        4.    Obligations of DISTRIBUTOR.

  DISTRIBUTOR shall:

          (a)  Use its best efforts to market and sell the Products to Specific Target Customers in the United States. Distributor further agrees to deploy and utilize MANUFACTURER'S Products exclusively in all DISTRIBUTOR'S wellness centers established within Specific Target Customer locations during the term of this agreement.

          (b)  Inform and assign all of its sales representatives to market and sell the Products, provide for appropriate training, and use its usual marketing efforts to promote the Products, including direct mail solicitation, calling on general prospects, and follow-up calls to interested prospects, and other promotional efforts aimed at Specific Target Customers in the Territory.

          (c)  Not directly or indirectly represent or offer for sale at any time during the term of this Agreement, any item or product which, in the reasonable opinion of MANUFACTURER, is the same or of similar nature to any of the Products or is an item or product directly competitive therewith in any of DISTRIBUTOR'S wellness centers in any of the Specific Target Customer locations.

          (d)  Not incur any liability on behalf of MANUFACTURER, nor in any way pledge or purport to pledge MANUFACTURER's credit; nor describe or hold itself out as an employee of MANUFACTURER; nor describe itself other than as a DISTRIBUTOR of the Products; nor make any claims (medical or otherwise), warranties or representations with respect to the Products except such which have been previously approved in writing by MANUFACTURER.

          (e)  Not distribute advertising or other printed matter created by DISTRIBUTOR referring to the Products without the specific prior approval in writing of MANUFACTURER with regard to the form, manner, extent and wording of each such item of advertising and printed matter. Advertising copy, brochures, promotional materials and manuals provided to DISTRIBUTOR by MANUFACTURER shall be deemed to be so approved by MANUFACTURER, unless MANUFACTURER otherwise informs DISTRIBUTOR in writing. All advertising by DISTRIBUTOR shall be without recourse to MANUFACTURER for any expense incurred unless such expense shall have been specifically authorized in writing by MANUFACTURER.

          (f)    Acknowledge that the BodyGem Metabolic Meter is not a medical device, is not approved or cleared by the U.S. Food and Drug Administration (FDA) as a medical device, and is not being offered by MANUFACTURER as a medical device. DISTRIBUTOR agrees not to make any medical claims about the Products.

        5.    Obligations and Rights of MANUFACTURER.

          (a)  MANUFACTURER shall supply DISTRIBUTOR with (i) reasonable quantities of brochures, other promotional materials, and manuals for the Products; and (ii) the MANUFACTURER approved artwork and mechanicals required to support DISTRIBUTOR's production of its brochures and other promotional materials. Such materials shall be in English and shall be provided to DISTRIBUTOR at MANUFACTURER's cost.

          (b)  MANUFACTURER will provide such other marketing incentive programs as MANUFACTURER may, in its sole discretion, determine.

        6.    Prices, Payment, and Shipping.    MANUFACTURER's current DISTRIBUTOR Prices follow. All amounts are in U.S. Dollars.

	DISTRIBUTOR Price		Suggested List Price
BodyGem™ Metabolic Meter	$	[*]/unit	$1495.00/unit
BodyGem Training Video	$	[*]/unit	$10.00/unit
Noseclips	$	[*]/unit	$1.00/unit
Noseclips with foam pads	$	[*]/unit	$2.00/unit
Disposables (one-time use mouthpiece or facemask):
Less than 10,000 units/order	$	[*]/unit	$15.00/unit
10,001-25,000/order	$	[*]/unit	$15.00/unit
25,001-50,000/order	$	[*]/unit	$15.00/unit
50,001-75,000/order	$	[*]/unit	$15.00/unit
75,001 and above/order	$	[*]/unit	$15.00/unit
Software:
BalanceLog™ for Windows Only	$	[*]/unit	$59.00/unit
BalanceLog™ for Palm OS Only	$	[*]/unit	$49.00/unit
BalanceLog™ for Palm & Windows	$	[*]/unit	$69.00/unit
GlucoPilot™ for Palm OS	$	[*]/unit	$29.00/unit

          (a)  MANUFACTURER shall honor a one-time only special initial disposable order pricing of $7.00/unit for DISTRIBUTOR's initial stocking order of up to 5,000 units. All subsequent orders shall be subject to the pricing schedule provided above.

          (b)  MANUFACTURER reserves the right to change Prices from time to time. However, the prices herein are guaranteed for the first year of this agreement. After this, MANUFACTURER will advise DISTRIBUTOR of any price changes at least two weeks in advance of effective date. Products ordered before, but shipped after, the effective date of any price change shall be charged for at the lower of the price before and after said change.

          (c)  DISTRIBUTOR will develop a rolling monthly forecast of Product purchase projections no later than January 31, 2002.

          (d)  DISTRIBUTOR Prices are F.O.B. origin, packed for ground shipment. Expenses associated with MANUFACTURER compliance with any request for any other method of packaging or shipping or any other F.O.B. point will be DISTRIBUTOR's sole responsibility. DISTRIBUTOR shall insure all Products ordered pursuant to this Agreement for full replacement value, including shipping charges, and shall submit evidence of such insurance to MANUFACTURER upon request. Upon request, MANUFACTURER will arrange for shipment to DISTRIBUTOR or its customer, provided that all Taxes, shipping and insurance charges and risks will be the responsibility of, and will be invoiced to DISTRIBUTOR.

          (e)  Payment for all Products ordered (and shipping services provided) shall be paid by DISTRIBUTOR net 30 days from date of invoice. If MANUFACTURER's accounts receivable from DISTRIBUTOR becomes more than 10 days past due (i.e., more than 40 days from date of invoice, such delinquency in payment shall constitute breach of this agreement and MANUFACTURER shall have the right to terminate this agreement pursuant to Section 8(b) herein.

          (f)    DISTRIBUTOR shall order Products by submitting a written purchase order, which order shall be valid solely for the purpose of identifying Products ordered, prices, and requested delivery date(s); no other terms on any such purchase order shall be valid or a part of the agreement between MANUFACTURER and DISTRIBUTOR. MANUFACTURER will confirm by Sales Order Acknowledgment, the delivery dates for ordered Products, and shall use reasonable efforts to meet DISTRIBUTOR's requested delivery dates, but shall not have any liability for failure to do so. All orders are subject to MANUFACTURER acceptance.

        7.    Independent Contractor—Expenses.

          (a)  DISTRIBUTOR is engaged in business as an independent DISTRIBUTOR, and the parties acknowledge and agree that DISTRIBUTOR, in the performance of its duties and obligations pursuant to this Agreement, shall be acting as an independent contractor and not as an employee, franchisee, agent or sales representative of MANUFACTURER.

          (b)  DISTRIBUTOR shall bear all expenses incurred by it in acting hereunder, including (without limiting the generality of the foregoing) all office expenses, traveling and entertainment expenses, postage and salaries of its sales force and its other personnel, as well as all advertising and promotional expenses except as provided in Section 5 hereof.

        8.    Term.

          (a)  This Agreement shall commence on the Effective Date hereof and shall extend to December 31, 2004 (the "Initial Term"), and upon expiration of said term shall thereupon automatically renew for a successive term of one year unless terminated in accord with the terms of this Agreement (the "Term").

          (b)  Either party may terminate this Agreement in the event of a breach by the other party of any term of this Agreement, upon notice effective immediately. Either party may terminate this Agreement without cause, for any reason, effective upon ninety (90) days written notice.

          (c)  Notwithstanding the foregoing, this Agreement shall terminate upon notice from MANUFACTURER, effective immediately, in the event of the bankruptcy or insolvency of DISTRIBUTOR, or in the event DISTRIBUTOR enters into a composition with its creditors, or if DISTRIBUTOR undergoes a change in control, management, or operating personnel responsible for sales of the Products.

          (d)  Upon expiration or termination of this Agreement, DISTRIBUTOR shall promptly return to MANUFACTURER all technical information and literature relating to Products, including price lists, samples, documents and papers that may have been supplied to DISTRIBUTOR by MANUFACTURER.

        9.    Customer Support and Warranties.

          (a)  MANUFACTURER shall be solely responsible for customer support and warranty service for all Products purchased pursuant to this Agreement. The warranty term shall be one year from the date of purchase by the end user but in no event longer than thirteen (13) months from date of original shipment to the DISTRIBUTOR. The warranty shall cover all parts, labor, and shipping expenses. Unless otherwise agreed in writing in advance, MANUFACTURER shall be solely responsible for all claims, suits, or other legal proceedings founded upon on any allegation of breach of customer support, warranty or product liability relating to Products purchased pursuant to this Agreement in, except insofar as any such claim may be founded on DISTRIBUTOR's responsibilities pursuant to this Agreement or on DISTRIBUTOR's breach of this Agreement, DISTRIBUTOR's willful act or DISTRIBUTOR's negligence ("Product Claim"). Provided that DISTRIBUTOR gives MANUFACTURER prompt written notice of any such Product Claim, and that DISTRIBUTOR cooperates fully with MANUFACTURER's defense thereof and does not enter into any settlement or other voluntary resolution of such Product Claim, MANUFACTURER will indemnify and hold DISTRIBUTOR harmless from and against any loss, cost, damage, or other expenses incurred by DISTRIBUTOR as a result of such Product Claim. This indemnification provision shall be null and void and MANUFACTURER shall have no liability to the extent that any such Product Claim is based on any use of the Products in accord with DISTRIBUTOR directions or claims not approved in writing by MANUFACTURER, or if the Products has been modified or tampered with in any way by or with DISTRIBUTOR's approval without the express written consent of MANUFACTURER, or if DISTRIBUTOR, or any of its subsidiaries or affiliates, have any interest in said Product Claim.

          (b)  Except as expressly set forth herein, or in MANUFACTURER's warranty accompanying the Products as packaged and shipped by MANUFACTURER (and accordingly subject to all conditions and limitations set forth therein), MANUFACTURER makes, and DISTRIBUTOR and its customers receive, no warranties, express or implied, including without limitation no warranties of merchantability or fitness for a particular purpose or against infringement.

        10.    ADDITIONAL INSURED.    MANUFACTURER agrees to cause DISTRIBUTOR to be added to its comprehensive general liability insurance as an additional insured pursuant to a vendor's broad form endorsement with respect to the distribution or sale of MANUFACTURER Products subject to the conditions contained in said endorsement, and to maintain said coverage for the term of this Agreement.

        11.    LIMITATION OF LIABILITY.    MANUFACTURER's liability to DISTRIBUTOR for any cause whatsoever, regardless of the form of any claim or action, shall not exceed the greater of the aggregate price paid for product under this agreement during the year terminating on the date such cause first arose, or one-hundred thousand dollars ($100,000.00).

        MANUFACTURER shall in no event be liable for any loss of data, profits or use of the Products, or for any special, incidental or consequential damages arising out of or in connection with this agreement or the use or performance of the Products.

        In no event will MANUFACTURER be liable to customers, contractors or third parties for any damages, (i) caused by DISTRIBUTOR's failure to perform its covenants and responsibilities, by reason of MANUFACTURER's negligence or otherwise; (ii) caused by repairs or alterations done without MANUFACTURER's written approval; (iii) due to deterioration during periods of storage by DISTRIBUTOR or its customers; or (iv) loss of data, profits or use of the Products or any special, incidental or consequential damages arising out of or in connection with the use or performance of the Products.

        12.    Non-assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment or transfer of this Agreement or any of the rights or obligations hereunder by DISTRIBUTOR without the written consent of MANUFACTURER (which consent shall not be unreasonably withheld) shall be void and of no effect.

        13.    Confidentiality Provisions.

          (a)  Each party (Receiving Party) agrees that it and its employees, agents and contractors shall treat and maintain as the disclosing party's (Disclosing Party's) confidential property, and not use or disclose to others during or for a period of three (3) years from the date this Agreement expires or is terminated, any business, financial or technical information, or other information of a confidential or proprietary nature, of or concerning the Disclosing Party, including information regarding the Disclosing Party's plans, programs, plants, processes, products, costs, equipment, operations or customers, (the "Confidential Information") which may come within the knowledge of the Receiving Party or its employees, agents or contractors in connection with the services performed hereunder, unless in each instance the Receiving Party secures the prior written consent of the Disclosing Party.

          (b)  Without limiting the foregoing, each party agrees that all drawings, specifications, calculations, data, customer lists, memoranda, notes, other material, that contains Confidential

  Information (collectively, the "Confidential Material") which are made available to a Receiving Party shall not be used except in working for the Disclosing Party and that upon the termination of this Agreement, or at any time upon request, the Receiving Party shall return to the Disclosing Party (or, at the Disclosing Party's election, destroy) all such Confidential Material.

          (c)  The obligations set forth in this Section shall not preclude a Receiving Party from using or disclosing in any manner information which is, at the time of use or disclosure, public knowledge other than by a breach of duty by said party.

        14.    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given when delivered in person or deposited in the United States mail (registered or certified) postage prepaid, addressed as follows:

    If to MANUFACTURER, addressed to:

    HealtheTech, Inc.
    523 Park Point Drive
    Golden, CO 80401
    Attention: Mark Mondry

    If to DISTRIBUTOR, addressed to:

    US WELLNESS, Inc.
    702 Russell Avenue, Suite 100
    Gaithersburg, MD 20877
    Attention: Chris Cresswell, Co-President

or to such other addresses as may be specified from time to time in a written notice given by such party. Both parties agree to acknowledge receipt of any notice delivered in person.

        15.    Trademarks and Trade Names.

          (a)  DISTRIBUTOR acknowledges that MANUFACTURER is the sole owner of the trademarks, service marks and trade names which designate and identify the Products and business (the "Marks").

          (b)  DISTRIBUTOR agrees that it may only use those Marks which identify the Products it is authorized to sell and then only to further the promotion and sale of the Products such Marks identify, and only for the Term of this Agreement. DISTRIBUTOR may only use such Marks in their standard form and style as they appear upon the Products or as instructed or approved in writing by MANUFACTURER. No other letter(s), word(s), design(s), symbol(s), or other matter of any kind shall be superimposed upon, associated with or shown in such proximity to the Marks so as to tend to alter or dilute them.

          (c)  DISTRIBUTOR shall incorporate MANUFACTURER's marks with all promotion, advertising and sales materials for Products, and shall incorporate MANUFACTURER's marks in conjunction with any metabolism measurement services provided by DISTRIBUTOR or its agents or affiliates, at the point of the service and with the promotion of such services.

          (d)  In all advertisements, sales and promotional literature or other printed matter in which any of such Marks appear, DISTRIBUTOR must identify itself by full name and address and state its relationship to MANUFACTURER. Every such Mark used or displayed by DISTRIBUTOR must be identified as a Mark owned by MANUFACTURER, in a form and manner approved by MANUFACTURER.

          (e)  On its letterheads, business cards, invoices, statements, etc., DISTRIBUTOR may identify itself as a DISTRIBUTOR of MANUFACTURER.

          (f)    DISTRIBUTOR agrees that it will never use the Marks or any trademark or trade name of MANUFACTURER or its subsidiaries or affiliates, or any simulation of such marks or names as a part of DISTRIBUTOR's corporate or other trading name or designation of any kind.

          (g)  Upon expiration or in the event of any termination of this Agreement, DISTRIBUTOR shall promptly discontinue every use of the Marks or any other confusingly similar word or symbol and will also promptly discontinue use of any language stating or suggesting that DISTRIBUTOR is a DISTRIBUTOR of MANUFACTURER.

        16.    Miscellaneous.

          (a)  Section Headings as to the contents of particular paragraphs are for convenience only and are in no way to be construed as part of this Agreement, or as a limitation of the scope of the particular paragraph to which they refer.

          (b)    Force Majeure.    Neither party shall be deemed to be in default pursuant to this Agreement so long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, acts of terrorism, or any similar cause beyond such party's control.

          (c)    USA Export Controls.    Notwithstanding anything contained in this Agreement to the contrary, DISTRIBUTOR agrees not to export, re-export, or permit the re-exportation of the Products to any country now or hereafter included in the US Department of Commerce's list of countries to which exportation of the Products is or may be restricted or prohibited, unless that exportation or re-exportation is specifically authorized by a special license issued by the US Office of Export Administration. This provision shall not be interpreted to expand the definition of "Territory" set forth in Section 2(d) of this Agreement in any way.

          (d)    Compliance with Laws.    DISTRIBUTOR shall comply with all laws, rules, regulations, governmental requirements and industry standards existing in the Territory from time to time with respect to the Products and DISTRIBUTOR's activities, as well as all applicable laws of the United States, including the Foreign Corrupt Practices Act and regulations promulgated thereunder.

          (e)    Indemnity.    DISTRIBUTOR agrees to indemnify and hold harmless MANUFACTURER, its affiliates, successors and assigns, and the directors, officers, employees and agents of any of them, against any and all claims, fines, losses, damages, costs, expenses and liabilities (including reasonable attorneys' fees) arising out of or incurred due to (i) any breach of Sections 17(c) and (d) of this Agreement by DISTRIBUTOR and (ii) any and all activities, operations or omissions of DISTRIBUTOR, its directors, officers, consultants, employees, agents and contractors.

          (f)    Choice of Law.    This Agreement shall, for all purposes, be construed and enforced in accordance with the internal laws of the State of Colorado, not including its choice of laws provisions or the United Nation Convention on the International Sale of Goods. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, which the parties fail to resolve by agreement, shall be settled by binding arbitration in the State of Colorado in accordance with the commercial arbitration rules of the American Arbitration Association, applying the laws of the State of Colorado as provided in this paragraph. Judgment upon any arbitration award so rendered may be entered in any court having jurisdiction, or application may be made to any such court for confirmation of such award or a judicial acceptance of such award, and for an order of enforcement or other legal remedy, as the case may be. If any portion of this Agreement shall be found to be unenforceable, such provision shall be construed by limiting and reducing its effect so as to be enforceable to the full extent compatible with respect to applicable law. The unenforceability of any one clause hereof shall in no way impair the enforceability of any other clause hereof.

          (g)    Waiver and Severability.    Any waiver by either party of any provision of this Agreement shall not be construed or deemed to be a waiver of any other provision of this Agreement nor a waiver of a subsequent breach of the same provision. If any portion of this Agreement shall be found to be unenforceable, such provision shall be construed by limiting and reducing its effect so as to be enforceable to the full extent compatible with respect to applicable law. The unenforceability of any one clause hereof shall in no way impair the enforceability of any other clause hereof.

        (h)    Entire Agreement.    This Agreement contains the entire Agreement of the parties, and supersedes all prior agreements, understandings, representations, conditions, warranties, and covenants, whether oral or written, between MANUFACTURER and DISTRIBUTOR. Any provision of any DISTRIBUTOR purchase documentation which is inconsistent with this Agreement shall be of no force or effect unless specifically agree to by MANUFACTURER as follows. This Agreement may not be changed or amended unless in a writing specifically referencing this Agreement, purporting to do so, and signed by both parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written by their respective authorized officials.

US Wellness, Inc. (DISTRIBUTOR)		HealtheTech, Inc. (MANUFACTURER)
By:	/s/ A.R. MASSO	By:	/s/ MARK B. MONDRY
Name:	A.R. Masso	Name:	Mark B. Mondry
Title:	CEO	Title:	V.P., New Business Development

EXHIBIT A

SALES AND PAYMENT TERMS

        1.    F.O.B. Manufacturer's Distribution Origin. Shipping charges will be prepaid and added to invoice and are due upon invoice.

        2.    Delivery: Normally approximately 5-10 days for ground shipping following acceptance of order.

        3.    Warranty: Warranty period is twelve (12) months from date of customer receipt or thirteen (13) months from the date of shipment to DISTRIBUTOR, whichever is shorter.

        4.    Products sold in the U.S. are not authorized for re-export. Warranty and service will be provided in the United States only.

PAYMENT TERMS

        Payment in full (for all product and any shipping services, etc.) due 30 days following Delivery.

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  EXHIBIT 10.19
HEALTHETECH, INC. UNITED STATES SALES & DISTRIBUTION AGREEMENT